Exhibit 99.2

FOR IMMEDIATE RELEASE Contact: Robert V. Lardon Vice President, Investor Relations Harman International Industries, Incorporated 203.328.3500 robert.lardon@harman.com

HARMAN Board of Directors Authorizes Share Buyback Program

Stamford, CT – October 26, 2011 – Harman International Industries, Incorporated (NYSE: HAR) today announced that its Board of Directors has authorized the repurchase of up to $200 million of the Company’s common stock.

Dinesh C. Paliwal, President, Chairman, and CEO of Harman, commented, “Our sound strategy and relentless execution have resulted in eight consecutive quarters of top and bottom line growth. We invested in building our infrastructure in BRIC countries which has resulted in rapid growth and significant market share gains. With our strong balance sheet and projected cash flows, we will continue to look for organic and inorganic investments that generate shareholder value. At the same time, we will continue to analyze other strategic capital deployment options that we feel deliver the best value to our shareholders. As such, we are pleased to announce this authorization of a buyback program as a part of our capital allocation strategy.”

This buyback program allows the Company to purchase shares of common stock in accordance with applicable securities laws on the open market or through privately negotiated transactions from time-to-time during the authorized 12 month period. The Company will determine the timing and the amount of any repurchases based on its evaluation of market conditions, share price and other factors, and the buyback program may be suspended or discontinued at any time. The Company currently has outstanding approximately 71 million diluted shares of common stock.

General Information

HARMAN (www.harman.com) designs, manufactures and markets a wide range of audio and infotainment solutions for the automotive, consumer and professional markets — supported by 15 leading brands, including AKG, Harman Kardon, Infinity, JBL, Lexicon and Mark Levinson. The Company is admired by audiophiles across multiple generations and supports leading professional entertainers and the venues where they perform. More than 25 million automobiles on the road today are equipped with HARMAN audio and infotainment systems. HARMAN has a workforce of about 12,500 people across the Americas, Europe and Asia, and reported net sales of $4.0 billion for twelve months ending September 30, 2011. The Company’s shares are traded on the New York Stock Exchange under the symbol NYSE:HAR.

© 2011 HARMAN International Industries, Incorporated. All rights reserved. Harman Kardon, Infinity, JBL, Lexicon and Mark Levinson are trademarks of HARMAN International Industries, Incorporated, registered in the United States and/or other countries. AKG is a trademark of AKG Acoustics GmbH, registered in the United States and/or other countries. Features, specifications and appearance are subject to change without notice.

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